Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Don Spetner (310) 843-4176

Korn/Ferry International Announces
Management Changes in the Americas

LOS ANGELES, Aug. 28, 2002—Korn/Ferry International (NYSE:KFY), the world’s leading provider of recruitment solutions, today announced that James Boone, President of the Americas, will be departing from the company. His departure is the result of an ongoing effort to flatten the management organization, and his responsibilities will be assumed by the Regional Heads of the Americas, said Paul C. Reilly, Chairman and CEO.

“Jim helped lead Korn/Ferry through one of the toughest recruitment markets in history,” said Reilly, “we greatly appreciate his effort and commitment to our company and brand. Jim led us through the high growth period of the late nineties, and also played a key role in re-sizing our organization for the current environment.” Reilly added that the company continues to seek ways to streamline the operating structure and improve its operation efficiency.

About Korn/Ferry International

Korn/Ferry International (NYSE:KFY), with nearly 70 offices in 36 countries, is the world’s leading provider of recruitment solutions. Based in Los Angeles, the firm works closely with clients worldwide to deliver customized executive search, management assessment and mid-level search services, including the identification of CEOs, COOs, CFOs, board members and other senior-level executives; the formal evaluation of senior management teams; and the recruitment of middle managers through its Futurestep subsidiary. For more information, visit the Korn/Ferry International Web site at www.kornferry.com or the Futurestep Web site at www.futurestep.com.